UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
October 12, 2010

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)

3 Manhattanville Road, Purchase, NY (Address of Principal Executive Offices)	10577 (Zip Code)

Registrant's telephone number, including area code: (914) 272-8080

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 12, 2010, Retail Opportunity Investments Corp.  (the "Company") entered into an agreement for purchase and sale of real property and joint escrow instructions (the "Purchase Agreement") with Pinole Vista LLC (the "Seller") to acquire a shopping center located in Pinole, California ("Pinole Vista") for an aggregate purchase price of $21.75 million.  At its election, the Company may at closing assume the Seller's obligations under an existing loan (the "Loan"), due November 2011, secured by Pinole Vista with an interest rate of 7.1% per annum and a total current balance of approximately $10.7 million, and pay the remainder of the purchase price in cash.  The assumption of the Loan by the Company would be subject to approval by the lender and the satisfaction of certain conditions, including the Company providing a letter of credit in the amount of $125,000 or an equivalent cash deposit.

Pinole Vista is a grocery-anchored neighborhood shopping center of approximately 165,025 square feet that is anchored by Kmart and Dollar Tree, and shadow anchored by Lucky (SavMart).  It is currently 90.9% leased.  Pinole Vista is located in an area with approximately 206,300 people within a five mile radius, with an average household income of approximately $77,400.

The Purchase Agreement contains terms, conditions, covenants, and representations and warranties that are customary and typical for a transaction of this nature.  The acquisition of Pinole Vista remains subject to customary closing conditions, including a 14-day due diligence period.  The Company has paid to the Seller an initial deposit of $250,000.  If the Company waives certain conditions as set forth in the Purchase Agreement, the Company will pay an additional $750,000 deposit.  The deposit of $1.0 million is nonfundable except under certain circumstances, such as termination of the Purchase Agreement by the Company prior to closing due to a default of the Seller under the Purchase Agreement or termination of escrow by the Seller due to the Company's inability to assume the Loan through no fault of the Company.

Forward-Looking Statements.

This Current Report on Form 8-K includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company has based these forward-looking statements on the current expectations and projections of the Company about future events.  These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in the Company’s other SEC filings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL OPPORTUNITY INVESTMENTS CORP.

Dated:  October 18, 2010                                                                     By:           /s/ John B. Roche
John B. Roche
Chief Financial Officer